PREDICTMEDIX INC.

(formerly Cultivar Holdings Inc., the "Company")

Amended and Restated

Incentive Stock Option Plan

September 2019

1. PURPOSE OF THE PLAN

1.1 Purpose of Plan. This Incentive Stock Option Plan has been established by the Company for the following purposes:

(a) to promote the commitment of employees, directors, officers and consultants to the Company;

(b) to reward employees, directors, officers and consultants for past loyalty and accomplishments;

(c) to focus employees, directors, officers and consultants on increasing the overall value of the Company for the benefit of the Company and its shareholders; and

(d) to reduce compensation and benefits demands on the Company from employees, directors, officers and consultants.

2. DEFINED TERMS

2.1 Definitions. Where used in this Plan, the following terms shall have the following meanings:

"Board" means the board of directors of the Company, or any committee of the board of directors to which the duties of the board of directors hereunder are delegated.

"Business Day" means any day on which the Company's bank is ordinarily open for business in the City of Toronto, Ontario, provided such day is not a Saturday or Sunday.

"Company" means Predictmedix Inc. and includes any successor corporation thereto.

"Consultant" means an individual, other than an employee or an executive of the Company, that: (a) is engaged to provide consulting, technical, management, professional or other bona fide services to the Company or to an affiliate of the Company, under a written contract or retainer agreement between the Company or the affiliate and the individual, or a company of which the individual consultant is an employee and shareholder; and (b) spends or will spend significant amount of time and attention on the affairs and business of the Company or an affiliate of the Company in the reasonable opinion of the Board.

"Date of Grant" means the date of approval of a Grant of Options in accordance with the terms of the Plan.

"Director" means an individual who is a director of the Company.

"Earliest Exercise Date" means the earliest date on which a Participant can exercise an Option, as set out in the Grant.

"Eligible Person" means all full-time employees of the Company and its affiliates, all Consultants to the Company and its affiliates, and all Directors of the Company and its affiliates.

"Exchange" means the Canadian Securities Exchange or any other stock exchange on which the Shares are listed.

"Exercise Price" means the price per share at which Shares may be purchased upon exercise of the Option, as it may be adjusted from time to time in accordance with the provisions of the Plan.

"Expiry Date" means the latest date on which a Participant can exercise an Option, as set out in the Grant.

"Grant" means a written grant of an Option by the Company to an Eligible Person issued in accordance with the Plan, in the form attached hereto as Schedule "A".

"Market Price" means the closing trading price of the Shares on the Exchange on the day immediately preceding the relevant date.

"Option" means a right granted under the Plan to an Eligible Person to purchase Shares in accordance with the Plan.

"Optioned Shares" means the Shares into which Options granted to an Eligible Person may be exercised, as set out in the Grant.

"Participant" means an Eligible Person to whom an Option has been granted in accordance with the terms of the Plan.

"Plan" means this Predictmedix Inc. Amended and Restated Incentive Stock Option Plan, as set out herein, and as it may be amended or varied from time to time.

"Policies" means such policies approved by the Board from time to time with respect to the Optioned Shares and the Plan.

"Share Option Pool" means the aggregate number of Shares reserved by the Company for issuance under this Plan, which will not exceed ten percent (10%) of the number of issued shares of the Company at the time of the granting of options under the Plan.

"Shares" means the common shares of the Company, as currently constituted, or, in the event of an adjustment contemplated hereunder, such other shares or securities to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment.

"Tax Act" means the Income Tax Act (Canada).

"Vesting Requirements" means any conditions precedent that must be satisfied before a Participant may exercise an Option granted pursuant to the Plan, which conditions may include criteria related to the performance of the Company, the performance of the Participant, completion of a triggering event, or such other criteria as the Board in its discretion may deem appropriate.

3. ESTABLISHMENT AND ADMINISTRATION OF THE PLAN

3.1 Plan Established. The Company hereby establishes the Plan in accordance with the terms set out herein and any resolution passed by the Board in respect hereto.

3.2 Name of Plan. The Plan shall be known as the Cultivar Holdings Inc. Incentive Stock Option Plan.

3.3 Administrator of Plan. The Plan shall be administered by the Board in its discretion, but subject to the terms and conditions of this Plan. Any reference in this Plan to an action taken or to be taken by the Company, or a decision made or to be made by the Company, shall mean an action or decision made by or under the authority of the Board or any person or committee that has been designated for that purpose by the Board as confirmed by resolution of the Board.

3.4 Amendment of Plan. The Board may in its discretion amend or discontinue the Plan at any time, provided, however, that no such amendment may alter or impair any Option previously granted to a Participant under the Plan (or any Shares issued upon the exercise of such Option) without the consent of the Participant.

3.5 Term of Plan. The Plan shall commence immediately upon approval of the Plan by the Board, and shall terminate by resolution of the Board; provided that no such termination shall amend, suspend or terminate any Option previously granted to a Participant under the Plan (or any Shares issued upon the exercise of such Option) without the consent of the Participant.

3.6 Policies. The Board may, in its discretion, prepare and issue Policies to guide it in administering the Plan and granting Options, provided such Policies shall not be binding upon the Board or limit its discretion, but shall be documents of general guidance only. The Board may amend, vary, suspend or terminate the Policies from time to time in its absolute discretion, provided that no such amendment, variance, suspension or termination shall amend, suspend or terminate any Option previously granted to a Participant under the Plan (or any Shares issued upon the exercise of such Option) without the consent of the Participant.

3.7 Powers of the Board. In addition to the other powers of the Board set out in this Plan, the Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a) to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Board shall be final, binding and conclusive for all purposes;

(b) to determine which Eligible Person, if any, is to receive Options,

(c) to grant Options;

(d) to determine the number of Optioned Shares into which each Option may be exercised;

(e) to determine the Exercise Price;

(f) to determine the time or times when Options will be granted and exercisable;

(g) to determine if the Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(h) to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

4. SHARES SUBJECT TO PLAN

4.1 Shares. Options may be granted in respect of authorized and unissued Shares out of the Share Option Pool. Shares in respect of which Options are cancelled, terminated or not exercised prior to expiry shall be available for issuance out of the Share Option Pool pursuant to subsequent Options under the Plan. No fractional shares may be purchased or issued under the Plan.

4.2 No Obligation to Grant Options. The Company is in no way bound or committed to grant Options equal to the maximum number of Shares which may be issued pursuant to the Plan.

5. ELIGIBILITY, GRANT AND TERMS OF OPTIONS

5.1 Grant to Eligible Persons Only. An Option may be granted only to an Eligible Person.

5.2 Options Non-Assignable. An Option is personal to the Participant and is non-assignable.

5.3 Grant of Options. From time to time, the Company may grant an Option to an Eligible Person to acquire Shares in accordance with the Plan. In granting such Option, the Company shall designate:

(a) the number of Optioned Shares that the Participant may purchase under the Option;

(b) the Earliest Exercise Date on which the Option may be exercised;

(c) the Expiry Date after which the Option may not be exercised.

(d) the Exercise Price at which the Participant may purchase Shares upon the exercise of the Option;

(e) any Vesting Requirements that must be satisfied before a Participant may exercise the Option;

(f) the latest date by which any Vesting Requirements must be satisfied; and

(g) any other terms, conditions and provisions relating to such Option as determined by the Board in its discretion.

5.4 Exercise Price. The Exercise Price at which a Participant may purchase Optioned Shares upon the exercise of an Option granted pursuant to the Plan shall in no circumstances be lower than the Market Price of the Shares as at the date of the grant of the Option.

5.5 Expiry Date. The Expiry Date on Options granted shall not be longer than ten (10) years, provided that such Expiry Date may be extended by resolution of the Board.

Notwithstanding the foregoing, in the event that the Expiry Date fall within, or within two (2) days of, a trading blackout period imposed by the Company (the "Blackout Period"), the Expiry Date shall be automatically extended to the 10th business day following the end of the Blackout Period.

5.6 Determination of Vesting Requirements. Subject to the terms of the Plan, the Company shall in its sole discretion determine whether and when the Vesting Requirements have been satisfied and any decision of the Company in this regard shall be final and binding.

6. EXERCISE OF OPTIONS

6.1 Exercise of Options. Subject to the provisions of the Plan and the provisions of the Grant, an Option may be exercised by the Participant (subject to the other requirements set out in this Plan) only on or after the Earliest Exercise Date and only if all Vesting Requirements have been satisfied prior to the deadline for the completion of such Vesting Requirements as set out in the Grant.

6.2 Number of Optioned Shares for which Option Exercised. Unless the Company shall otherwise agree in writing:

(a) the maximum number of Optioned Shares that the Participant may purchase under the Option during each calendar year of the Company or part thereof shall be as set out in the Grant; and

(b) if the number of Optioned Shares purchased under the Option during any calendar year of the Company or part thereof is less than the maximum number which could have been purchased under the Option during such calendar year of the Company or part thereof, the difference shall be carried forward and added to the maximum number of Optioned Shares that may be purchased under the Option in the immediately following calendar year of the Company, and so on from time to time.

6.3 Participant May Delay Exercising Options: A Participant shall not be required to exercise an Option on the Earliest Exercise Date or at any time prior to the Expiry Date, and shall not be penalized for failing to exercise an Option; provided that all Options are subject to the provisions of the Grant of such Options and this Plan and may terminate or otherwise expire if not exercised prior to the deadlines therein set out.

6.4 Exercise of Options.  Unless the Grant of an option provides otherwise, the exercise of an Option under the Plan shall be made by delivery to the Company at its registered office of a written notice of exercise, addressed to the Company, specifying the number of Optioned Shares with respect to which the Option is being exercised, and accompanied by a certified cheque or bank draft payable to the Company representing payment in full of the aggregate Exercise Price for the Optioned Shares in respect to which the Option is exercised. As of the day on which the Company receives notice of the exercise of an Option by a Participant, the Participant shall be entitled to be entered on the share register of the Company as the holder of the number of Shares in respect to which the Option is exercised and for which full payment of the aggregate Exercise Price has been made and a certificate or certificates for such Shares shall be issued and delivered to the Participant by the Company within a reasonable time following the receipt by the Company of such notice and payment.

6.5 Shares Held in RRSPs. The Company shall permit Participants to direct that their Shares be held by the Participant's Registered Retirement Savings Plan, provided:

(a) it is otherwise permitted by law; and

(b) all regulatory requirements applicable to such holding are satisfied as to form and substance.

7. TERMINATION OF UNEXERCISED OPTIONS

7.1 General. For all Participants, unless the Grant provides otherwise or the Company otherwise agrees in writing, all unexercised Options and all Grants shall automatically terminate and expire on the Expiry Date thereof and may not thereafter be exercised by the Participant.

7.2 Death. For all Participants, all unexercised Options and all Grants shall terminate and expire ninety (90) days after the death of the Participant, provided that during such ninety (90) day period the Participant's estate shall be entitled to exercise all Options for which all applicable Vesting Requirements have been satisfied as set out in the relevant Grant, or in respect to which all applicable Vesting Requirements will have been satisfied, as set out in the relevant Grant, within such ninety (90) day period after the death of the Participant.

7.3 Disability. For all Participants, upon the mental or physical disability of the Participant such that the Participant cannot continue to perform his or her then current functions with the Company, as determined by the Company in its absolute discretion, on written notice to the Participant:

(a) all Grants and all unexercised Options shall be suspended, but not revoked, until the disability has ended and the Participant can resume his or her then current functions with the Company, as determined by the Company in its absolute discretion; and

(b) if the disability continues for more than ninety (90) days, or re-occurs for more than ninety (90) cumulative days in any one-hundred and eighty (180) day period, as determined by the Company in its absolute discretion, on written notice to the Participant the Company may at its option terminate the Grant and all unexercised Options shall expire as of the date of the Company's notice.

7.4 Retirement. For all Participants, all unexercised Options and all Grants shall immediately terminate and expire as of the effective date of the resignation or retirement of the Participant from the Company.

7.5 Termination for Cause. If the employment of a Participant is terminated by the Company or its affiliate for cause, all unexercised Options and all Grants shall immediately terminate and expire as of the effective date of termination of the Participant's employment.

7.6 Termination without Cause. If the employment of a Participant is terminated by the Company or its affiliate without cause, and such termination is not the result of the death, disability, retirement or resignation of the Participant (in which case the provisions above shall apply), all unexercised Options and all Grants shall terminate and expire thirty (30) days after the effective date of termination of the Participant's employment, provided that the effective date of termination of the Participant's employment shall be the last day on which the Participant has full-time employment responsibilities with the Company or an affiliate (regardless of any severance payment made by the Company, any payment in lieu of notice made by the Company, or any notice period determined by a court, arbitrator or tribunal in the event that the employer and the employee cannot agree on the length of the relevant notice period to which such Participant is entitled).

7.7 Directors. For those Participants who are Directors, and unless the Grant of Options states otherwise, all unexercised Options and all Grants shall immediately terminate and expire as of the effective date of the removal from office of such Director, except in the case of the death of a Director, in which case the provisions of section 7.2 shall apply.

7.8 Consultants. For those Participants who are Consultants, all unexercised Options and all Grants shall immediately terminate and expire as follows:

(a) if the Consultant shall commit a material breach or default pursuant to the contract for services between the Consultant and the Company, on the later of: (i) the date of commission of such material breach or default; and (ii) the date upon which the Company learns of the material breach or default;

(b) if the Consultant's contract is terminated by either the Company or the Consultant without cause, on the effective date of the notice of termination as issued by the Company or the Consultant, as the case may be; or

(c) if the contract for services between the Consultant and the Company is terminated by the Consultant by virtue of a material breach or default committed by the Company, on the issuance of a notice of termination of such contract by the Consultant, without prejudice to any claim of the Consultant for damages as against the Company for breach of contract including damages for loss of any unexercised Options.

7.9 Insolvency. For all Participants, all unexercised Options and all Grants shall immediately expire and terminate immediately upon the Participant being adjudged bankrupt, making an assignment in bankruptcy, making an assignment for the general benefit of the Participant 's creditors, commencing proceedings under the Companies' Creditors Arrangement Act, or having all of its assets or the Options or any Shares seized by any creditor or anyone on behalf of any creditor including any sheriff, bailiff or other officer of any court.

7.10 Impossibility of Vesting Requirements. For all Participants, all unexercised Options and all Grants shall immediately expire and terminate as of the date upon which it becomes impossible for the Participant to satisfy the Vesting Requirements, as determined by the Company acting in good faith and without the requirement for prior written notice.

7.11 Change of Duties. Options shall not be affected by any change of employment of the Participant or by the Participant ceasing to be a Director, officer or employee, where the Participant otherwise continues to be an Eligible Person.

8. TRANSFER OF OPTIONS

8.1 Transfer of Options. Options are personal to the Participant and are not transferable or assignable in any way for any reason. No Participant shall transfer, assign, hypothecate, mortgage, charge, grant a security interest in or in any other way attempt to dispose of or alienate his or her Options.

9. ANTI-DILUTION ADJUSTMENTS

9.1 Anti-Dilution Adjustments. Subject to sections 9.2 and 9.3 of this Plan, the number of Shares deliverable upon the exercise of an Option shall be subject to adjustment in each of the following circumstances, and such adjustments shall be cumulative:

(a) Subdivision. In the event of any subdivision or subdivisions of the Shares of the Company as such Shares are constituted on the date of Grant of an Option, at any time while such Option is in effect, into a greater number of Shares, the Company shall thereafter deliver at the time of purchase of Shares pursuant to the Option, in addition to the number of Shares for which the right to purchase is then being exercised, the additional number of Shares as result from the subdivision or subdivisions without the Participant making any additional payment or giving any other consideration therefore.

(b) Consolidation: In the event of any consolidation or consolidations of the Shares of the Company as Shares are constituted on the date of Grant of an Option, at any time while such Option is in effect, into a lesser number of Shares, the Company shall thereafter deliver and the Participant shall accept, at the time of purchase of Shares pursuant to the Option, in lieu of the number of Shares for which the right to purchase is then being exercised, the lesser number of Shares as result from the consolidation or consolidations.

(c) Change of Shares: In the event of any change to the Shares of the Company as such Shares are constituted on the date of Grant of an Option, at any time while such Option is in effect, the Company shall thereafter deliver at the time of purchase of Shares purchase of Shares pursuant to the Option, the number of securities of the appropriate class resulting from the change as the Participant would have been entitled to receive for the number of Shares so purchased had the Option been exercised before such change.

(d) Reorganization: In the event of any capital reorganization, reclassification or change of outstanding equity shares of the Company, or in the event of any consolidation, merger or amalgamation of the Company with or into any other company, or in the event of any sale of the property of the Company as or substantially as an entity, at any time while any Option is in effect (collectively, a "reorganization"), the Participant shall thereafter have the right to purchase, instead of the Shares that previously could have been purchased upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon the reorganization which the holder of a number of Shares equal to the number of Shares that previously could have been purchased upon the exercise of the Option would have received as a result of the reorganization. A subdivision or consolidation of Shares at any time outstanding into a greater or lesser number of Shares shall be deemed not to be a reorganization for the purpose of this subsection.

9.2 No Fractional Shares. The Company shall not be required to issue fractional shares in satisfaction of its obligations under this Plan. Any fractional interest in a Share that would, except for the provisions of this section, be delivered upon the exercise of an Option, shall be cancelled and not be deliverable by the Company.

9.3 No Obligation to Make Loan. The Company shall in no way be obligated or required to loan money to a Participant to enable such Participant to exercise an Option or pay an Exercise Price to receive Shares.

10. ACCOUNTS, RECORDS, TAXES AND NOTICE

10.1 Accounts and Records. The Company shall maintain records of the details of each Option granted to each Participant under the Plan, including the date of Grant, the number of Shares into which each Option may be exercised, any applicable Vesting Requirements and the Exercise Price per Share. The Company shall also maintain records of each Option exercised, the number of Shares issued in respect to the exercise of each exercised Option, and the maximum number of Shares which the Participant may still purchase under the Option. Upon request from a Participant and at such other time as the Company shall determine, the Company shall furnish the Participant with a statement setting forth the details of the Participant's Options (as described above) with such other or additional information as the Company may deem appropriate. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Company within five (5) Business Days after such statement is given to the Participant.

10.2 Income Taxes. For certainty and notwithstanding any other provision of the Plan, the Company or any may take such steps as it considers necessary or appropriate for the deduction or withholding of any income taxes or other amounts which the Company is required by any law, or regulation of any governmental authority whatsoever, to deduct or withhold in connection with the Plan, including, without limiting the generality of the foregoing, (a) withholding of all or any portion of any amount otherwise owing to a Participant; (b) the suspension of the issue of Shares to be issued under the Plan, until such time as the Participant has paid to the Company an amount equal to any amount which the Company is required to deduct or withhold by law with respect to such taxes or other amounts; and/or (c) withholding and causing to be sold, by it as an agent on behalf of a Participant, such number of Shares as it determines to be necessary to satisfy the withholding obligation. By participating in the Plan, the Participant consents to such sale and authorizes the Company to effect the sale of such Shares on behalf of a Participant and to remit the appropriate amount to the applicable governmental authorities. The Company shall not be responsible for obtaining any particular price for the Shares nor shall the Company be required to issue any Shares under the Plan unless the Participant has made suitable arrangements with the Company to fund any withholding obligation.

10.3 Notice to Participant. Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through a Participant shall be given by delivering it personally to the Participant or to the person claiming or deriving rights through the Participant, as the case may be, or by mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in the Company's personnel records.

10.4 Notice to the Company. Any payment, notice, statement, certificate or instrument required or permitted to be given to the Company shall be given by mailing it postage prepaid (provided that the postal service is then in operation) or delivering it to the Company at either the Company's principal place of business or the Company's registered office, marked to the attention of the Secretary of the Company.

10.5 Receipt of Notice. Any payment, notice, statement, certificate or other instrument given pursuant to sections 10.3 or 10.4, if delivered, shall be deemed to have been delivered and received on the date o)n which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been delivered and received on the fifth (5th) Business Day following the date on which it was mailed.

11. MISCELLANEOUS PROVISIONS

11.1 Company Decisions Final and Binding. The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan or any of the Options granted hereunder shall be final and binding.

11.2 Enurement. This Plan shall enure to the benefit of and be binding upon the Company, its successors and assigns. The interest of any Participant under this Plan shall be not transferable or alienable by pledge, assignment or in any other manner whatsoever and, during the lifetime of the Participant, shall be vested only in the Participant, but shall thereafter enure to the benefit of and be binding upon the legal personal representatives of such Participant, in the event of his or her death.

11.3 Statutory Compliance. The obligation of the Company to issue Shares in accordance with the terms of this Plan and any Option granted hereunder is subject to compliance with the laws, rules and regulations of all public and regulatory agencies and authorities applicable to the issuance and distribution of such Shares. As a condition of participating in the Plan, each Participant agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

11.4 Rights. The holder of an Option shall not have any rights as a shareholder of the Company whatsoever with respect to any of the Shares underlying such Option, until the Participant shall have exercised such Option in accordance with the terms of the Plan and tendered full payment of the Exercise Price of the Shares in respect of which the Option is exercised.

11.5 No Guarantee of Association. Nothing in the Plan or any Option, nor the issuance of a Grant or its acceptance, shall in any way confer upon any Participant any right to continue providing services or be in the employ of the Company or any affiliate of the Company, whether as employee, Consultant, Director or otherwise, or affect in any way the right of the Company or its affiliate to terminate his or her employment or service agreement at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any affiliate of the Company to extend the employment or service agreement of any Participant beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan or policy of the Company or any affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment or service with the Company or its affiliate.

11.6 Confidentiality. The Participant agrees that all financial statements and other confidential Company information received by the Participant in his or her capacity as a Participant, Option holder or shareholder, shall be kept strictly confidential, and shall not be disclosed to anyone other than the Participant's professional or financial advisors who in tum shall hold this information in confidence. This obligation does not apply to information that the Company makes generally available to the public, or which comes into the public domain through no fault of the Participant. This obligation is in addition to, and not in substitution for, any obligations of confidentiality owed by a Participant to the Company by way of written agreement or otherwise.

11.7 Interpretation. The Plan will be governed by and construed in accordance with the laws in effect in the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

11.8 Compliance with Applicable Law. If any provision of the Plan or any Option contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

SCHEDULE "A"

to Stock Option Plan

PREDICTMEDIX INC.

STOCK OPTION PLAN

OPTION AGREEMENT

This Option Agreement is entered into between Predictmedix Inc. (the "Company") and the Optionee named below pursuant to the Stock Option Plan (the "Plan"), and confirms that:

1. on __________________, ___________;

2. _________________________________ (the "Optionee");

3. was granted the option to purchase ________________ common shares (the "Optioned Shares") of the company;

4. for the price of $ ________ per Optioned Share;

5. exercisable from time to time up but not after __________________, ___________, and pursuant to section 5.3 of the Plan, subject to the following Vesting Schedule:

[Insert Vesting Schedule];

all on the terms and subject to the conditions set out in the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and condition of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the ____ day of __________________, ___________.

PREDICTMEDIX INC.

By:
Optionee		(Authorized Signatory)